     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1996



                                                      REGISTRATION NO. 333-07169

- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                        PREEFFECTIVE AMENDMENT NO. 1 TO


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                   AETNA INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     CONNECTICUT                                            02-0488491
           (STATE OR OTHER JURISDICTION OF                     (I.R.S. EMPLOYER IDENTIFICATION NO.)
            INCORPORATION OR ORGANIZATION)

                             151 FARMINGTON AVENUE
                               HARTFORD, CT 06156
                                 (860)273-0123
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               LUCILLE NICKERSON
                              CORPORATE SECRETARY
                                   AETNA INC.
                             151 FARMINGTON AVENUE
                               HARTFORD, CT 06156
                                 (860)273-0123
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:


      Howard G. Godwin, Jr., Esq.               William J. Casazza, Esq.                 David L. Caplan, Esq.
            Brown & Wood LLP                Aetna Life and Casualty Company              Davis Polk & Wardwell
         One World Trade Center                  151 Farmington Avenue                    450 Lexington Avenue
           New York, NY 10048                      Hartford, CT 06156                      New York, NY 10017
             (212) 839-5300                          (860) 273-0123                          (212) 450-4000


    Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                                                           PROPOSED          PROPOSED
                                                                            MAXIMUM           MAXIMUM          AMOUNT OF
TITLE OF SHARES                                        AMOUNT TO BE     AGGREGATE PRICE      AGGREGATE       REGISTRATION
TO BE REGISTERED                                       REGISTERED(1)       PER UNIT       OFFERING PRICE          FEE
- ----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share.............  3,473,607 shares         (3)               (3)              (3)*
- ----------------------------------------------------------------------------------------------------------------------------
Preferred Stock Purchase Rights....................  3,473,607 rights         (3)               (3)              (3)*
- ----------------------------------------------------------------------------------------------------------------------------
6.25% Class C Voting Preferred Stock, par value
  $.01 per share...................................  1,146,397 shares         (3)               (3)              (3)*
- ----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share issuable
  upon conversion of the 6.25% Class C Voting
  Preferred Stock, par value $.01 per share........         (2)               (3)               (3)              (3)*
- ----------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------



(1) Based upon the assumed number of shares that may be issued to Leonard Abramson (the "Selling Shareholder") in the mergers described herein and the number of shares that may be received by the Selling Shareholder pursuant to the agreement with principal shareholder described herein. Such assumed number is based upon (A) the number of shares of (i) Common Stock, par value $.01 per share, of the Registrant ("Common Stock") expected to be issued to the Selling Shareholder on the closing date of the mergers based on the exchange ratio of 0.2246 shares of Common Stock for each share of common stock, par value $0.005 per share, of U.S. Healthcare, Inc. ("U.S. Healthcare Common Stock") and for each share of Class B Stock, par value $0.005 per share, of U.S. Healthcare, Inc. ("U.S. Healthcare Class B Stock" and, together with the U.S. Healthcare Common Stock, the "U.S. Healthcare Stock") and (ii) 6.25% Class C Voting Preferred Stock, par value $.01 per share, of the Registrant ("Mandatorily Convertible Preferred Stock") expected to be issued to the Selling Shareholder on the closing date of the mergers based on the exchange ratio of 0.0749 shares of Mandatorily Convertible Preferred Stock for each share of U.S. Healthcare Stock and (B) $2,500,000 (the amount to be received by the Selling Shareholder pursuant to the agreement with principal shareholder) divided by the average of the last reported sales prices per share of the common stock of Aetna Life and Casualty Company on the New York Stock Exchange from June 21, 1996 to July 12, 1996.

(2) There are being registered hereunder such presently indeterminate number of shares of Common Stock into which shares of Mandatorily Convertible Preferred Stock may be converted and for which no separate consideration will be received.

(3) Estimated solely for the purpose of computing the registration fee. Computed in accordance with Rule 457(f)(1), (2) and (3) under the Securities Act of 1933, as amended, on the basis of 1/29th of 1% of the sum of (a) the product of (i) 54 5/8 (the average of the high and low prices of U.S. Healthcare Common Stock on June 26, 1996 on the NASDAQ Stock Market) times (ii) 15,305,710 (the aggregate number of shares of U.S. Healthcare Common Stock and U.S. Healthcare Class B Stock to be exchanged by the Selling Shareholder for Common Stock and Mandatorily Convertible Preferred Stock pursuant to the mergers) and (b) $2,500,000 minus the product of (i) $34.20 times (ii) 15,305,710 (the aggregate number of shares of U.S. Healthcare Common Stock and U.S. Healthcare Class B Stock to be exchanged by the Selling Shareholder for Common Stock and Mandatorily Convertible Preferred Stock pursuant to the mergers).


  * Has been previously paid.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 16, 1996


                                   AETNA INC.


                        3,473,607 SHARES OF COMMON STOCK



                   3,473,607 PREFERRED STOCK PURCHASE RIGHTS



            1,146,397 SHARES OF 6.25% CLASS C VOTING PREFERRED STOCK



     This Prospectus relates to the offer and sale from time to time by Leonard Abramson (the "Selling Shareholder"), or certain other persons, of a total of up to 3,473,607 shares of Common Stock ("Common Stock"), par value $.01 per share, of Aetna Inc., a Connecticut corporation ("Parent"), together with rights (each, a "Right") issued pursuant to a Rights Agreement (the "Rights Agreement") to be entered into by Parent and First Chicago Trust Company of New York, as Rights Agent, effective on the date of the consummation of the Mergers (as defined herein) (the "Merger Date"), and up to 1,146,397 shares of 6.25% Class C Voting Preferred Stock ("Mandatorily Convertible Preferred Stock"), par value $.01 per share, of Parent (and a presently indeterminate number of shares of Common Stock into which shares of Preferred Stock may be converted). Parent will not receive any of the proceeds from the sale of the Common Stock and the Mandatorily Convertible Preferred Stock offered hereby. The shares of Common Stock and Mandatorily Convertible Preferred Stock offered hereby are referred to herein as the "Offered Securities".


     Subject to the immediately following sentence, each share of Mandatorily Convertible Preferred Stock will have an annual dividend rate of $4.7578 per share. The dividend rate with respect to such Mandatorily Convertible Preferred Stock is subject to a one-time increase in accordance with a specified formula in the event that the initial annual dividend per share on Common Stock on the Merger Date is more than $0.83 per share. Each share of Mandatorily Convertible Preferred Stock is convertible at any time at the option of the holder thereof into 0.8197 shares of Common Stock (subject to adjustments). Parent may redeem shares of Mandatorily Convertible Preferred Stock at any time after the third anniversary of the Merger Date for shares of Common Stock based on specified formulas. On the fourth anniversary of the Merger Date, each outstanding share of Mandatorily Convertible Preferred Stock will convert automatically into one share of Common Stock (subject to adjustments). See "Description of Capital Stock -- Mandatorily Convertible Preferred Stock".

     Unless the context otherwise requires, all references in this Prospectus to Common Stock shall include the corresponding Rights issued pursuant to the Rights Agreement.


     The Selling Shareholder or certain other persons, directly or through agents, brokers, dealers or underwriters designated from time to time, may sell Offered Securities from time to time, including sales for short account, on terms to be determined at the time of sale. See "Plan of Distribution." To the extent required, the names of any such agents, brokers, dealers or underwriters and any other required information with respect to any particular offer will be set forth in this Prospectus under the caption "Plan of Distribution" or any accompanying Prospectus Supplement.



     Parent has agreed to bear all expenses of registration of the Offered Securities under federal and state securities laws and to indemnify the Selling Shareholder and certain agents, dealers and underwriters against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").


     The Common Stock and the Mandatorily Convertible Preferred Stock have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION
                  TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

               The date of this Prospectus is             , 1996.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN AN APPLICABLE PROSPECTUS SUPPLEMENT IN CONNECTION WITH ANY OFFER MADE THROUGH THIS PROSPECTUS OR SUCH PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PARENT OR ANY UNDERWRITER, DEALER, AGENT OR OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PARENT AND ITS SUBSIDIARIES SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                             AVAILABLE INFORMATION


     Parent is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 5th Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information with respect to Parent may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


     Parent has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, documents incorporated by reference and exhibits, the "Registration Statement") under the Securities Act, with respect to the Common Stock and Mandatorily Convertible Preferred Stock offered hereby. This Prospectus does not contain all information set forth in the Registration Statement and exhibits thereto filed by Parent with the Commission under the Securities Act as permitted by the rules and regulations of the Commission. The Registration Statement, including any amendments, schedules and exhibits filed or incorporated by reference as a part thereof, is available for inspection and copying as set forth above. Statements contained in this Prospectus or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each statement shall be deemed qualified in its entirety by such reference. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including Parent, that file electronically with the Commission.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents previously filed with the Commission (Commission file number 1-5704) by Aetna Life and Casualty Company ("Aetna") pursuant to the Exchange Act are incorporated by reference in this Prospectus:

          1. Aetna's Annual Report on Form 10-K for the year ended December 31, 1995;


          2. Aetna's Current Reports on Form 8-K dated April 1, 1996, April 15, 1996, June 28, 1996 and July 16, 1996; and


          3. Aetna's Quarterly Report on Form 10-Q for the three month period ended March 31, 1996.

     The following documents previously filed with the Commission (Commission file number 0-11531) by U.S. Healthcare, Inc. ("U.S. Healthcare") pursuant to the Exchange Act are incorporated by reference in this Prospectus:

          1. U.S. Healthcare's Annual Report on Form 10-K for the year ended December 31, 1995;

          2. U.S. Healthcare's Current Report on Form 8-K dated April 2, 1996;

          3. U.S. Healthcare's Amendments to its Annual Report on Form 10-K/A, dated April 26, 1996 and June 11, 1996; and

          4. U.S. Healthcare's Quarterly Report on Form 10-Q for the three month period ended March 31, 1996.

     The information relating to Parent, Aetna and U.S. Healthcare contained in this Prospectus does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference herein.


     All documents subsequently filed by Parent, Aetna or U.S. Healthcare pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and any accompanying Prospectus Supplement and to be a part hereof and thereof from the date of the filing of such documents.


     Any statement contained in a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this Prospectus and any accompanying Prospectus Supplement to the extent that a statement contained herein or therein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein and therein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed except, as so modified or superseded, to constitute part of this Prospectus and any accompanying Prospectus Supplement except as so modified or superseded.


     Parent will furnish without charge to each person to whom this Prospectus and any accompanying Prospectus Supplement is delivered upon written or oral request, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests should be directed to: Aetna Inc., 151 Farmington Avenue, Hartford, CT 06156-7505, Attention: Lucille Nickerson, Corporate Secretary, telephone number (860) 273-0123.

                                   AETNA INC.

AETNA INC.

     Parent, a Connecticut corporation, was formed by Aetna and U.S. Healthcare in March 1996 in connection with the Agreement and Plan of Merger, dated as of March 30, 1996, as amended by Amendment No. 1 thereto dated as of May 30, 1996 (as so amended, the "Merger Agreement"), among Aetna, U.S. Healthcare, Parent, Antelope Sub, Inc., a Connecticut corporation and a wholly-owned subsidiary of Parent ("Aetna Sub"), and New Merger Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of Parent ("U.S. Healthcare Sub"). Pursuant to such Merger Agreement and subject to the conditions contained therein, including the approval and adoption of the Merger Agreement by the shareholders of Aetna and U.S. Healthcare at shareholder meetings to be held on July 18, 1996, Aetna Sub will be merged with and into Aetna (the "Aetna Sub Merger") and U.S. Healthcare Sub will be merged with and into U.S. Healthcare (the "U.S. Healthcare Sub Merger" and, together with the Aetna Sub Merger, the "Mergers"), with the result that Aetna and U.S. Healthcare will become wholly-owned subsidiaries of Parent. Accordingly, upon consummation of the Mergers, the businesses of Parent through its wholly-owned subsidiaries, Aetna and U.S. Healthcare, initially will be the businesses currently conducted by Aetna and U.S. Healthcare and their respective subsidiaries. The U.S. Healthcare Sub Merger will be accounted for under the purchase method of accounting and the Aetna Sub Merger will be treated as a reorganization with no change in the recorded amount of Aetna's assets and liabilities. If approved by the shareholders of Aetna and U.S. Healthcare at such shareholder meetings and if the other conditions to the Mergers set forth in the Merger Agreement are satisfied, it is currently expected that the Mergers will be consummated during the third quarter of 1996. Parent has not conducted any business activities to date, other than those incident to its formation, its execution of the Merger Agreement and related agreements and in connection with the Mergers.

     Parent's principal executive offices are located at 151 Farmington Avenue, Hartford, CT 06156-7505. Parent's telephone number is (860) 273-0123.

AETNA LIFE AND CASUALTY COMPANY

     Aetna was organized in 1967 as a Connecticut insurance company. Aetna and its subsidiaries constitute one of the nation's largest insurance and financial services organizations, centered around three core businesses: Aetna Health Plans ("AHP"), Aetna Retirement Services ("ARS") and Aetna International.

     AHP consists of Health, Specialty Health and Group Insurance businesses. The Health business provides a full spectrum of managed care and traditional indemnity plans, providing its members with a choice of health plans to meet their individual needs. AHP's managed care products vary with respect to the extent to which health care costs and utilization are managed and range from preferred provider organization plans to point-of-service and health maintenance organization plans. Aetna also owns and manages physician practices for use by its members and other consumers. Specialty Health products include behavioral health, pharmacy and dental plans, which provide managed care or indemnity features. The Group Insurance business provides life insurance, disability, including managed disability, and long-term care plans.

     AHP products and services are marketed primarily to employers for the benefit of employees and their dependents. Plans may be insured, whereby Aetna assumes all or a portion of health care costs and utilization risk, or self-funded, whereby employers assume all or a significant portion of such risks. AHP also provides administrative and claim services and, in many cases, partial insurance protection, for an appropriate fee or premium charge.

     ARS markets and services two principal types of products: (1) financial services and (2) life insurance.

     The financial services products include individual and group annuity contracts which offer a variety of funding and distribution options for personal and employer-sponsored retirement plans that qualify under Sections 401, 403, 408 and 457 of the Internal Revenue Code of 1986, as amended (the "Code"), and individual and group nonqualified annuity contracts.

     ARS's life insurance products include universal life, variable universal life, interest-sensitive whole life and term insurance. These products are offered primarily to individuals, small businesses, employer-sponsored groups and executives of Fortune 2000 companies.

     Aetna International, through subsidiaries and joint venture operations, sells primarily life insurance and financial services products in non-U.S. markets including Canada, Mexico, Taiwan, Chile, Malaysia, Hong Kong, New Zealand, Peru, Argentina and Indonesia.

     On April 2, 1996, Aetna completed the previously announced sale of its property-casualty operations to an affiliate of The Travelers Insurance Group Inc. ("Travelers") for total consideration of approximately $4.1 billion.

     In connection with the approval by shareholders of Aetna of the Mergers pursuant to which each of Aetna and U.S. Healthcare will become wholly-owned subsidiaries of Parent, the shareholders of Aetna will also be asked to approve an amendment to Aetna's Certificate of Incorporation to change its name to Aetna Services, Inc. See "Aetna Inc." above.

U.S. HEALTHCARE, INC.

     U.S. Healthcare is a Pennsylvania corporation, incorporated in 1982. U.S. Healthcare is one of the largest managed care companies in the United States. As of December 31, 1995, U.S. Healthcare's health maintenance organization ("HMO") service network included approximately 13,400 primary care physicians, 40,600 specialists, 441 hospitals and 7,000 pharmacies.

     U.S. Healthcare provides comprehensive managed health care services through HMOs it owns and operates in Pennsylvania, New Jersey, New York, Delaware, Connecticut, Massachusetts, New Hampshire, Maryland, Georgia, Virginia, Rhode Island, North Carolina, South Carolina and the District of Columbia. The services of U.S. Healthcare's HMOs are marketed primarily to employer groups and are provided through networks of independent health care providers, including selected primary care physicians who coordinate each member's individual medical care. In addition to comprehensive primary physician care, specialist care and hospital services, U.S. Healthcare makes available home health care and other outpatient services as well as optional prescription drug, vision care and dental plans. U.S. Healthcare contracts with independent primary care physicians who are reimbursed under prospective payment arrangements.

     U.S. Healthcare's health plans consist of HMO plans and indemnity-type plans offered both on a fully-insured and an employer-funded basis. Under fully-insured health plans, U.S. Healthcare charges a premium and bears the risk for medical costs incurred. Under employer-funded health plans, U.S. Healthcare charges a fee for providing administrative services and the employer bears substantially all risk for medical costs incurred. Under fully-insured HMO plans, members receive comprehensive medical coverage in exchange for a fixed monthly premium. In addition, U.S. Healthcare also offers a number of supplemental benefit coverages to employers, either as supplements to HMO plans or as stand-alone products, including dental plans, prescription drug plans, vision plans, employee assistance programs and wellness programs.

     U.S. Healthcare offers network-based workers compensation case management and network-based managed disability services, quality and outcome measurement and improvement programs and health care data analysis systems for providers and purchasers of health care. U.S. Healthcare provides assistance to multi-state employers by coordinating their relationships with other HMO's.

                                USE OF PROCEEDS

     Parent will not receive any of the proceeds from the sale of the Offered Securities, but will bear certain of the expenses thereof. See "Plan of Distribution".

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Parent will consist of 500,000,000 shares of Common Stock, 15,000,000 shares of Mandatorily Convertible Preferred Stock, 15,000,000 shares of Class A Voting Preferred Stock of Parent, $.01 par value per share, 15,000,000 shares of Class B Voting Preferred Stock of Parent, $.01 par value per share, and 15,000,000 shares of Class D Non-Voting Preferred Stock of Parent, par value $.01 per share. The following description of Parent's capital stock does not purport to be complete and is qualified in its entirety by reference to the Connecticut Stock Corporation Act (the "Connecticut Law") and Parent's Certificate of Incorporation (including the Form of Designations, Rights and Preferences of the 6.25% Class C Voting Preferred Stock). See "Description of Rights" for a description of Rights to be issued to holders of Common Stock.

COMMON STOCK

     The shares of Common Stock to be issued in the Mergers, when issued pursuant to the Merger Agreement, will be fully paid and nonassessable. Each holder of Common Stock is entitled to one vote per share in the election of directors and on all other matters submitted to a vote of shareholders. Subject to the rights and preferences of Mandatorily Convertible Preferred Stock and such shares, if any, of Class A Voting Preferred Stock, Class B Voting Preferred Stock and Class D Non-Voting Preferred Stock as may be issued in the future, each share of Common Stock will have an equal and ratable right to receive dividends as may be declared by the Board of Directors of Parent out of funds legally available therefor and to share equally and ratably in all assets available for distribution to shareholders upon dissolution or liquidation. No holder of Common Stock has any preemptive right to subscribe for any securities of Parent.

MANDATORILY CONVERTIBLE PREFERRED STOCK

     Dividends. The holders of outstanding shares of Mandatorily Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of Parent, out of funds legally available therefor, cumulative preferential dividends from the Merger Date, at the rate per share of $4.7578 per annum or if the annual dividend for the Common Stock at the Merger Date is set at a level above $0.83 per share at a rate per annum equal to $4.7578 + (the annual dividend per share on Common Stock as of the Merger
Date -- $0.83) x 0.8197, in cash payable quarterly in equal amounts (other than with respect to the initial dividend period) each year (each such date being hereinafter referred to as a "Dividend Payment Date"), or, if any Dividend Payment Date is not a business day, then the Dividend Payment Date will be the next succeeding business day; provided, however, that with respect to any dividend period during which a redemption occurs, Parent may, at its option, declare accrued dividends to, and pay such dividends on, the redemption date, in which case such dividends would be payable on the redemption date in cash to the holders of the shares of Mandatorily Convertible Preferred Stock as of the record date for such dividend payment and such accrued dividends would not be included in the calculation of the related Call Price (as defined below). Each dividend on the shares of Mandatorily Convertible Preferred Stock will be payable to holders of record as they appear on the stock register of Parent on such record date, not less than 10 nor more than 70 days preceding the payment dates thereof, as shall be fixed by the Parent's Board of Directors. The first dividend payment will be for the period from the Merger Date to the first regularly-scheduled quarterly dividend date and the first dividend will be payable on the first regularly-scheduled quarterly dividend date. Dividends (or amounts equal to accrued and unpaid dividends) payable on shares of Mandatorily Convertible Preferred Stock for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month.

     Dividends on the shares of Mandatorily Convertible Preferred Stock will accrue on a daily basis beginning on the date immediately following a Dividend Payment Date (except that, with respect to the initial Dividend Payment Date, dividends on the shares of Mandatorily Convertible Preferred Stock will accrue beginning on the Merger Date) whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accumulated unpaid dividends will not bear interest. Dividends will cease to accrue in respect of shares of Mandatorily Convertible Preferred Stock on the Mandatory Conversion Date (as defined below) or on the date of their earlier conversion or redemption.

     So long as any shares of Mandatorily Convertible Preferred Stock are outstanding, no dividends or other distributions (other than dividends payable in Junior Securities (as defined below) or warrants, rights or options exercisable for or convertible into Junior Securities, together with cash in lieu of fractional shares of Junior Securities or fractional interests in any such warrants, rights or options), and no redemption, purchase or other acquisition for value (other than redemptions, purchases or acquisitions payable in Junior Securities or warrants, rights or options exercisable for or convertible into Junior Securities, together with cash in lieu of fractional shares of Junior Securities or fractional interests in any such warrants, rights or options), shall be paid or made, as the case may be, with respect to, nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of, (a) Common Stock or any other class or series of Parent's capital stock ranking junior to Mandatorily Convertible Preferred Stock with respect to dividends or liquidation preferences (such capital stock, including the Common Stock, collectively "Junior Securities") or (b) Parity Preferred Stock (as defined below) until cumulative dividends on Mandatorily Convertible Preferred Stock and Parity Preferred Stock in the full amounts owing for all dividend periods ending, and all amounts payable upon redemption or conversion of Mandatorily Convertible Preferred Stock and Parity Preferred Stock, on or prior to the date on which the proposed dividend or distribution is paid, or the proposed redemption, purchase or other acquisition is effected, have been, in the case of dividends, declared and, in all cases, paid or set apart for payment.

     If any dividends are not paid or set apart in full, as aforesaid, with respect to shares of Mandatorily Convertible Preferred Stock and any Parity Preferred Stock, all dividends declared with respect to shares of Mandatorily Convertible Preferred Stock and any Parity Preferred Stock shall be declared pro rata based on the number of shares so that the amount of dividends declared per share on shares of Mandatorily Convertible Preferred Stock and such Parity Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on shares of Mandatorily Convertible Preferred Stock and such Parity Preferred Stock bear to each other. Holders of the shares of Mandatorily Convertible Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends as described in the first paragraph under "Dividends."

     Subject to the provisions described under "Dividends", the Parent Board of Directors may declare and Parent may pay or set apart for payment dividends and other distributions on any of the Junior Securities and Parity Preferred Stock and may redeem, purchase or otherwise acquire any Junior Securities and Parity Preferred Stock, in either case from time to time, and the holders of the shares of Mandatorily Convertible Preferred Stock will not be entitled to share therein.

     Any dividend payment made on shares of Mandatorily Convertible Preferred Stock will first be credited against the earliest accrued but unpaid dividend due with respect to shares of Mandatorily Convertible Preferred Stock. All dividends paid with respect to shares of Mandatorily Convertible Preferred Stock described under "Dividends" will be paid pro rata to the holders entitled thereto.

     Mandatory Conversion. On the fourth anniversary of the Merger Date (the "Mandatory Conversion Date"), subject to (x) the right of Parent to redeem the shares of Mandatorily Convertible Preferred Stock on or after the third anniversary of the Merger Date (the "Initial Redemption Date") and prior to the Mandatory Conversion Date, as described below, and (y) the conversion of the shares of Mandatorily Convertible Preferred Stock at the option of the holder at any time prior to the Mandatory Conversion Date, as described below, each outstanding share of Mandatorily Convertible Preferred Stock will convert automatically (the "Mandatory Conversion") into (i) shares of Common Stock at the Common Equivalent Rate (as defined below) in effect on the Mandatory Conversion Date; and (ii) the right to receive an amount in cash equal to all accrued and unpaid dividends on such share of Mandatorily Convertible Preferred Stock (the "Accrued Dividend Amount") (other than previously declared dividends payable to a different holder of record on a prior date) to the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of dividends. The Common Equivalent Rate is initially one share of Common Stock for each share of Mandatorily Convertible Preferred Stock and is subject to adjustment as described below (the "Common Equivalent Rate").

     Optional Redemption by Parent Shares of Mandatorily Convertible Preferred Stock are not redeemable by Parent prior to the Initial Redemption Date. At any time and from time to time on or after the Initial Redemption Date and prior to the Mandatory Conversion Date, Parent will have the right to redeem, in whole or in part, the outstanding shares of Mandatorily Convertible Preferred Stock. Upon any such redemption, Parent will deliver to the holders of shares of Mandatorily Convertible Preferred Stock in exchange for each share so redeemed, the greater of (i) a number of shares of Common Stock equal to the Call Price in effect on the redemption date, divided by the Current Market Price (as defined below) of the Common Stock determined as of the second trading day immediately preceding the Notice Date (as defined below) or (ii) .8197 of a share of Common Stock (each a "Redemption Rate") (subject to adjustment as described below). The public announcement of any call for redemption will be made prior to, or at the time of, the mailing of the notice of such call to holders of shares of Mandatorily Convertible Preferred Stock as described below. If fewer than all the outstanding shares of Mandatorily Convertible Preferred Stock are to be redeemed, shares of Mandatorily Convertible Preferred Stock to be redeemed will be selected by Parent from outstanding shares of Mandatorily Convertible Preferred Stock not previously redeemed by lot or pro rata (as nearly as may be practicable). "Notice Date" with respect to any notice given by Parent in connection with a redemption of shares of Mandatorily Convertible Preferred Stock means the date on which first occurs either the public announcement of such redemption or the commencement of mailing of such notice to the holders of shares of Mandatorily Convertible Preferred Stock.

     Parent will provide notice of any redemption of the shares of Mandatorily Convertible Preferred Stock pursuant to the provisions described under "Optional Redemption by Parent," to holders of record of Mandatorily Convertible Preferred Stock to be called for redemption not less than 15 days nor more than 60 days prior to the date fixed for such redemption. The earliest Notice Date for any call for redemption of shares of Mandatorily Convertible Preferred Stock is not earlier than 60 days prior to the third anniversary of the Merger Date. Such notice will be provided by mailing notice of such redemption, first class postage prepaid, to each holder of record of shares of Mandatorily Convertible Preferred Stock to be redeemed, at such holder's address as it appears on the stock register of Parent; provided that neither failure to give such notice nor any defect therein will affect the validity of the proceeding for the redemption of any shares of Mandatorily Convertible Preferred Stock to be redeemed except as to the holders to whom Parent has failed to give said notice or whose notice was defective.

     Each holder of shares of Mandatorily Convertible Preferred Stock to be converted or redeemed pursuant to the provisions described under "Mandatory Conversion" and "Optional Redemption by Parent", as the case may be, shall surrender the certificates evidencing such shares (properly endorsed or assigned for transfer, if the Parent Board of Directors shall so require and the notice shall so state) to Parent at the place designated by Parent and shall thereupon be entitled to receive certificates evidencing shares of Common Stock and to receive any funds payable pursuant to the provisions described under "Mandatory Conversion" and "Optional Redemption by Parent", as the case may be, following such surrender and following the date of such conversion or redemption.

     Conversion at Option of Holder. Shares of Mandatorily Convertible Preferred Stock are convertible, in whole or in part, at the option of the holder thereof, at any time prior to the Mandatory Conversion Date, unless previously redeemed, into shares of Common Stock at a rate of .8197 of a share of Common Stock for each share of Mandatorily Convertible Preferred Stock (the "Optional Conversion Rate"), subject to adjustment as set forth below. The right to convert shares of Mandatorily Convertible Preferred Stock called for redemption will terminate immediately prior to the close of business on the redemption date with respect to such shares.

     Conversion of shares of Mandatorily Convertible Preferred Stock at the option of the holder may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to Parent or in blank, to the office or agency to be maintained by Parent for that purpose (and, if applicable, cash payment of an amount equal to the dividend payable on such shares), and otherwise in accordance with conversion procedures established by Parent. Each optional conversion will be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements will have been satisfied. The conversion will be at the Optional Conversion Rate in effect at such time and on such date.

     Holders of shares of Mandatorily Convertible Preferred Stock at the close of business on a record date for any payment of declared dividends will be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such record date and prior to the corresponding Dividend Payment Date. However, shares of Mandatorily Convertible Preferred Stock surrendered for conversion after the close of business on a record date for any payment of dividends and before the opening of business on the next succeeding Dividend Payment Date must be accompanied by payment to Parent in cash of an amount equal to the dividend thereon which is to be paid on such Dividend Payment Date (unless such shares have been called for redemption on a redemption date between such record date and such Dividend Payment Date). A holder of shares of Mandatorily Convertible Preferred Stock called for redemption on the third anniversary of the Merger Date or any other Dividend Payment Date thereafter will receive the dividend on such shares payable on that date without paying an amount equal to such dividend to Parent upon conversion. Except as described above, upon any optional conversion of shares of Mandatorily Convertible Preferred Stock, Parent will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of Mandatorily Convertible Preferred Stock or for previously declared dividends or distributions on the shares of Common Stock issued upon such conversion.

     Certain Definitions. For purposes of the Mandatorily Convertible Preferred Stock, the term "business day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York or the State of Connecticut are authorized or obligated by law or executive order to close or are closed because of a banking moratorium or otherwise.

     The term "Call Price" of each share of Mandatorily Convertible Preferred Stock shall be the sum of (x) $76 1/8 and (y) all accrued and unpaid dividends thereon to but not including the redemption date (other than previously declared dividends payable to a holder of record as of a prior date);

     The term "Closing Price" on any day as used herein means the last reported sales price on such day or, in case no such sale takes place on such day, the average of the reported closing high and low quotations, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading (as reported on the NYSE Composite Tape or a similar reporting system) or, if the Common Stock is not listed or admitted to trading on a national securities exchange, on the NASDAQ National Market System, or, if the Common Stock is not listed or admitted to trading on a national securities exchange or the NASDAQ National Market System, the average of the high bid and low-asked quotations of the Common Stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or, if no such quotations are available, the fair market value of the Common Stock as determined by any New York Stock Exchange member firm selected from time to time by the Parent Board of Directors for such purpose;

     The term "Current Market Price" per share of Common Stock at any date will be deemed to be the lesser of (x) the average of the daily Closing Prices for the twenty consecutive Trading Dates ending on and including the date in question or (y) the Closing Price of the Common Stock for such date of determination; provided, that, if any event that results in an adjustment of the Common Equivalent Rate occurs during such twenty day period, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event;

     The term "Parity Preferred Stock" as used herein means Parent's Class A Voting Preferred Stock, $.01 par value per share, Class B Voting Preferred Stock, $.01 par value per share, Class D Non-Voting Preferred Stock, $.01 par value per share, and any other class or series of Parent's Preferred Stock that by its terms ranks on a parity as to both the payment of dividends and distribution of assets upon a liquidation of Parent; and

     The term "Trading Date" as used herein means a date on which the New York Stock Exchange (or any successor thereto) is open for the transaction of business.

     Enhanced Dividend Yield; Less Equity Appreciation Than Common
Stock. Dividends will accrue on the shares of Mandatorily Convertible Preferred Stock at a higher rate than the rate at which dividends are anticipated to be paid to the holders of Common Stock immediately after the Merger Date. The opportunity for equity appreciation afforded by an investment in shares of Mandatorily Convertible Preferred Stock is less than that afforded by an investment in the Common Stock because the Call Price may be lower than the Current Market Price of the Common Stock on the redemption date and Parent may, at its option, redeem the shares of Mandatorily Convertible Preferred Stock at any time on or after the third anniversary of the Merger Date, and prior to the Mandatory Conversion Date, and may be expected to do so if, among other circumstances, the Current Market Price of the Common Stock after the third anniversary of the Merger Date exceeds the Call Price for a share of Mandatorily Convertible Preferred Stock. In such event, a holder of a share of Mandatorily Convertible Preferred Stock will receive less than one share of Common Stock per share of Mandatorily Convertible Preferred Stock, but not less than .8197 of a share of Common Stock, subject to adjustment as described herein. A holder may also surrender for conversion any shares of Mandatorily Convertible Preferred Stock called for redemption up to the close of business on the redemption date, and a holder that so elects will receive .8197 of a share of Common Stock, subject to adjustment as described herein. The per share value of Common Stock received by holders of shares of Mandatorily Convertible Preferred Stock may be more or less than the $76 1/8 assumed nominal value of each share of Mandatorily Convertible Preferred Stock to be issued pursuant to the U.S. Healthcare Sub Merger, due to market fluctuations in the price of the Common Stock.

     As a result of these provisions, holders of shares of Mandatorily Convertible Preferred Stock would be expected to realize no equity appreciation if the Current Market Price of the Common Stock is below the Call Price, and less than all of such appreciation, if any, if the Current Market Price of the Parent Common Stock is above the Call Price. Holders of shares of Mandatorily Convertible Preferred Stock generally will realize the entire decline in equity value if the market price of the Common Stock is less than the $76 1/8 assumed nominal value of a share of Mandatorily Convertible Preferred Stock.

     Adjustments of the Common Equivalent Rate, Optional Conversion Rate and Redemption Rates. The Common Equivalent Rate, the Optional Conversion Rate and the Redemption Rates (collectively, the "Rates") will be each subject to adjustment from time to time as described below in this section.

     If Parent, after the Merger Date (i) pays a stock dividend or makes a distribution with respect to Common Stock in shares of Common Stock, (ii) subdivides or splits outstanding Common Stock into a greater number of shares,
(iii) combines outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of Common Stock any shares of common stock of Parent; then, in any such event, the Rates in effect immediately prior to such event will each be adjusted so that the holder of any shares of Mandatorily Convertible Preferred Stock will thereafter be entitled to receive, upon Mandatory Conversion or upon conversion at the option of the holder or redemption, the number of shares of Common Stock which such holder would have owned or been entitled to receive immediately following any event described above had such shares of Mandatorily Convertible Preferred Stock been converted immediately prior to such event or any record date with respect thereto. Such adjustment will become effective at the opening of business on the business day next following the record date for determination of shareholders entitled to receive such dividend or distribution, in the case of a dividend or distribution, and will become effective immediately after the effective date, in the case of a subdivision, split, combination or reclassification. Such adjustments will be made successively.

     If Parent, after the Merger Date, issues rights or warrants to all holders of Common Stock (other than Rights issued pursuant to any Rights Plan of Parent, including the Rights Plan, as the same may be amended from time to time, or any other similar type of plan adopted by Parent from time to time) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price at the time of such issue, then, in any such event unless such rights or warrants are issued to holders of shares of Mandatorily Convertible Preferred Stock on a pro rata basis with the shares of Common Stock based on the Common Equivalent Rate on the date immediately preceding such issuance, each Rate will be adjusted by multiplying such Rate, in effect immediately prior to the date of issuance of such rights or warrants, by a fraction, of which the numerator will be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator will be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such Current Market Price (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Price). Such adjustment will become effective at the opening of business on the business day next following the record date for the determination of shareholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, each Rate will be readjusted to the applicable Rate which would then be in effect had the adjustments been made upon the issuance of such rights or warrants upon the basis of delivery of only the number of shares of Common Stock actually delivered. Such adjustment will be made successively.


     If Parent, after the Merger Date, pays a dividend or makes a distribution to all holders of its Common Stock of evidences of its indebtedness, cash or other assets (including capital stock of Parent or any subsidiary of Parent, but excluding (x) Parent's regular quarterly cash dividend and (y) dividends referred to in the second paragraph under "Adjustments of the Common Equivalent Rate, Optional Conversion Rate and Redemption Rate") or will issue to all holders of Common Stock rights or warrants to subscribe for or purchase any of its securities (other than Rights issued pursuant to any Rights Plan of Parent (including the Parent Rights Plan, as the same may be amended from time to time, or any other similar type of plan adopted by Parent from time to time) and those referred to in the immediately preceding paragraph), then unless such dividend is paid or distribution is made to each holder of shares of Mandatorily Convertible Preferred Stock on a pro rata basis with the shares of Common Stock based on the Common Equivalent Rate on the date immediately preceding such payment or distribution, in any such event, each Rate will be adjusted by multiplying such Rate in effect on the record date mentioned below, by a fraction of which the numerator will be the Current Market Price per share of the Common Stock on the record date for the determination of shareholders entitled to receive such dividend or distribution, and of which the denominator will be such Current Market Price per share of Common Stock less the fair market value (as determined in good faith by the Board of Directors, whose good faith determination will be conclusive, and described in a resolution adopted with respect thereto) as of such record date of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share of Common Stock. Such adjustment will become effective on the opening of business on the business day next following the record date for the determination of shareholders entitled to receive such dividend or distribution. Such adjustment will be made successively.


     Any shares of Common Stock issuable in payment of a dividend or other distribution will be deemed to have been issued immediately prior to the close of business on the record date for such dividend or other distribution for purposes of calculating the number of outstanding shares of Common Stock under the third paragraph under "Adjustments of the Common Equivalent Rate, Optional Conversion Rate and Redemption Rate".

     Parent will also be entitled to make upward adjustments in the Common Equivalent Rate, the Optional Conversion Rate, the Redemption Rate and the Call Price, as it in its sole discretion will determine to be advisable, in order that any stock dividends, subdivisions of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Code) made by Parent to its shareholders after the Merger Date will not be taxable.


     In any case in which the provisions described under "Adjustments of the Common Equivalent Rate, Optional Conversion Rate and Redemption Rate" shall require that an adjustment as a result of any event becomes effective at the opening of business on the business day next following a record date and the date fixed for conversion pursuant to the provisions described under "Mandatory Conversion" or redemption pursuant to the provisions described under "Optional Redemption by Parent or "Conversion at Option of Holder" occurs after such record date, but before the occurrence of such event, Parent may, in its sole discretion, elect to defer the following until after the occurrence of such event: (A) issuing to the holder of any converted or redeemed shares of Mandatorily Convertible Preferred Stock the additional shares of Common

Stock issuable upon such conversion or redemption over the shares of Common Stock issuable before giving effect to such adjustments and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to the provisions described under "No Fractional Shares."

     All adjustments to the Rates will be calculated to the nearest 1/100th of a share of Common Stock. No adjustment in the Rates will be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustment which by reason of the provisions described in this paragraph is not required to be made will be carried forward and taken into account in any subsequent adjustment.


     Adjustment for Consolidation or Merger. In case of any consolidation or merger to which Parent is a party (other than a merger or consolidation in which Parent is the surviving or continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation remains unchanged), or in the case of any sale or transfer to another corporation of the property of Parent as an entirety or substantially as an entirety, proper provisions will be made so that each share of Mandatorily Convertible Preferred Stock will, after consummation of such transaction, be subject to (i) conversion at the option of the holder into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of Mandatorily Convertible Preferred Stock might have been converted immediately prior to consummation of such transaction, (ii) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such shares of Mandatorily Convertible Preferred Stock would have converted if the conversion on the Mandatory Conversion Date had occurred immediately prior to the date of consummation of such transaction, plus the right to receive cash in an amount equal to all accrued and unpaid dividends on such shares of Mandatorily Convertible Preferred Stock (other than previously declared dividends payable to a holder of record as of a prior date), and (iii) redemption on any redemption date in exchange for the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock that would have been issuable at the Redemption Rate in effect on such redemption date upon a redemption of such shares immediately prior to consummation of such transaction, assuming in each case that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share will be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The kind and amount of securities into or for which the shares of Mandatorily Convertible Preferred Stock will be convertible or redeemable after consummation of such transaction will be subject to adjustment as described under "Adjustment of the Common Equivalent Rate, Optional Conversion Rate and Redemption Rates" following the date of consummation of such transaction. Parent may not become a party to any such transaction unless (A) the terms thereof are consistent with the foregoing or (B) the holders of shares of Mandatorily Convertible Preferred Stock will have approved other terms in accordance with the provisions described in the fourth paragraph under "Voting Rights."


     For purposes of the immediately preceding paragraph, any sale or transfer to another corporation of property of Parent which did not account for at least 50% of the consolidated net income of Parent for its most recent fiscal year ending prior to the consummation of such transaction will not in any event be deemed to be a sale or transfer of the property of Parent as an entirety or substantially as an entirety.

     No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock will be issued upon the redemption or conversion of any shares of Mandatorily Convertible Preferred Stock. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of Mandatorily Convertible Preferred Stock of any holder which are redeemed or converted on any redemption date or upon Mandatory Conversion or any optional conversion, such holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the value of such fractional shares based on the
(i) Current Market

Price as of the second Trading Date immediately preceding the Notice Date, in the case of redemption, or (ii) Closing Price of Common Stock determined (A) as of the fifth Trading Date immediately preceding the Mandatory Conversion Date, in the case of Mandatory Conversion, or (B) as of the second Trading Date immediately preceding the effective date of conversion, in the case of an optional conversion by a holder. If more than one share will be surrendered for conversion or redemption at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof will be computed on the basis of the aggregate number of shares of Mandatorily Convertible Preferred Stock so surrendered or redeemed.

     Liquidation Rights. In the event of the liquidation, dissolution, or winding up of the business of Parent, whether voluntary or involuntary, the holders of shares of Mandatorily Convertible Preferred Stock then outstanding, after payment or provision for payment of the debts and other liabilities of Parent and the payment or provision for payment of any distribution on any shares of Parent having a preference and a priority over the shares of Mandatorily Convertible Preferred Stock on liquidation, and before any distribution to the holders of Junior Securities, will be entitled to be paid out of the assets of Parent available for distribution to its shareholders an amount per share of Mandatorily Convertible Preferred Stock in cash equal to the sum of (i) $76 1/8 plus (ii) all accrued and unpaid dividends thereon. All amounts paid in respect of such liquidation, dissolution or winding up will be paid pro rata to the holders of Mandatorily Convertible Preferred Stock entitled thereto. In the event the assets of Parent available for distribution to the holders of the shares of Mandatorily Convertible Preferred Stock upon any dissolution, liquidation or winding up of Parent shall be insufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Mandatorily Convertible Preferred Stock and of all other series of Parity Securities, the holders of shares of Mandatorily Convertible Preferred Stock and of all series of Parity Securities will share ratably in such distribution of assets in proportion to the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Mandatorily Convertible Preferred Stock and the holders of outstanding shares of such Parity Securities were paid in full. Except as described under "Liquidation Rights," holders of Mandatorily Convertible Preferred Stock will not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of Parent.

     For the purposes of the provisions described under "Liquidation Rights," none of the following are deemed to be a voluntary or involuntary liquidation, dissolution or winding up of Parent, (i) the sale, transfer, lease or exchange of the assets of Parent as an entirety or substantially as an entirety; or (ii) the consolidation or merger of Parent with one or more other corporations (whether or not Parent is the corporation surviving such consolidation or merger).

     Voting Rights. The holders of shares of Mandatorily Convertible Preferred Stock shall have the right with the holders of Common Stock to vote in the election of directors and upon each other matter coming before any meeting of the shareholders on the basis of 4/5 of a vote for each share held. The holders of shares of Mandatorily Convertible Preferred Stock and the holders of Common Stock shall vote together as one class except as otherwise set forth herein or as otherwise provided by law or elsewhere in the Certificate of Incorporation of Parent.

     For so long as any shares of Mandatorily Convertible Preferred Stock are outstanding, if at any time dividends payable on the shares of Mandatorily Convertible Preferred Stock or any other series of Preferred Stock are in arrears and unpaid in an aggregate amount equal to or exceeding the aggregate amount of dividends payable thereon for six quarterly dividend periods, or if any other series of Preferred Stock shall be entitled for any other reason to exercise voting rights, separate from the Common Stock, to elect any directors of Parent ("Preferred Stock Directors"), the holders of the shares of Mandatorily Convertible Preferred Stock, voting separately as a class with the holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable, with each share Mandatorily Convertible Preferred Stock entitled to vote on this and other matters upon which holders of Preferred Stock vote as a group, will have the right to vote for the election of two Preferred Stock Directors of Parent, such directors to be in addition to the number of directors constituting the Parent Board of Directors immediately prior to the accrual of such right. Such right of the holders of shares of Mandatorily Convertible Preferred Stock to elect two Preferred Stock Directors will, when vested, continue until all dividends in arrears on the shares of Mandatorily Convertible Preferred Stock and such other series of Preferred Stock will have been paid in full and the right of any other series of Preferred Stock to exercise voting rights, separate from the Common Stock, to elect Preferred Stock Directors shall terminate or have terminated and, when so paid, and any such termination occurs or has occurred, such right of the holders of shares of Mandatorily Convertible Preferred Stock to elect two Preferred Stock Directors separately as a class will cease, subject always to the same provisions for the vesting of such right of the holders of the shares of Mandatorily Convertible Preferred Stock to elect two Preferred Stock Directors in the case of future dividend defaults.

     The term of office of each director elected pursuant to the provisions described in the immediately preceding paragraph will terminate on the earlier of (i) the next annual meeting of shareholders at which a successor will have been elected and qualified or (ii) the termination of the right of the holders of shares of Mandatorily Convertible Preferred Stock and such other series of Preferred Stock to vote for Directors pursuant to the immediately preceding paragraph. Vacancies on the Board of Directors resulting from the death, resignation or other cause of any such director will be filled exclusively by no less than two-thirds of the remaining directors and the director so elected will hold office until a successor is elected and qualified.


     For as long as any shares of Mandatorily Convertible Preferred Stock remain outstanding, the affirmative consent of the holders of at least two-thirds thereof actually voting (voting separately as a class) given in person or by proxy, at any annual meeting or special meeting of the shareholders called for such purpose, will be necessary to (i) amend, alter or repeal any of the provisions of the certificate of incorporation of Parent which would adversely affect the powers, preferences or rights of the holders of the shares of Mandatorily Convertible Preferred Stock then outstanding or reduce the minimum time required for any notice to which holders of shares of Mandatorily Convertible Preferred Stock then outstanding may be entitled; provided, however, that any such amendment, alteration or repeal that would authorize, create or increase the authorized amount of any additional shares of Junior Securities or any other shares of stock (whether or not already authorized) ranking on a parity with the shares of Mandatorily Convertible Preferred Stock will be deemed not to adversely affect such powers, preferences or rights and will not be subject to approval by the holders of shares of Mandatorily Convertible Preferred Stock; and provided further that the provisions described in this clause (i) will not be applicable to the amendment, alteration or repeal of any provisions of the certificate of incorporation of Parent approved at a meeting of the shareholders the record date of which is prior to the issuance of any shares of Mandatorily Convertible Preferred Stock; (ii) authorize or create, or increase the authorized amount of, any capital stock, or any security convertible into capital stock, of any class ranking senior to Mandatorily Convertible Preferred Stock as to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Parent; or (iii) merge or consolidate with or into any other corporation, unless each holder of the shares of Mandatorily Convertible Preferred Stock immediately preceding such merger or consolidation shall have the right either to (A) receive or continue to hold in the resulting corporation the same number of shares, with substantially the same rights and preferences, as correspond to the shares of Mandatorily Convertible Preferred Stock so held or (B) convert into shares of Common Stock at the Common Equivalent Rate in effect on the date immediately preceding the announcement of any such merger or consolidation.


     There is no limitation on the issuance by Parent of Parity Preferred Stock or of any class ranking junior to the shares of Mandatorily Convertible Preferred Stock.

     Notwithstanding the provisions summarized in the preceding two paragraphs, however, no such approval described therein of the holders of the shares of Mandatorily Convertible Preferred Stock will be required to authorize an increase in the number of authorized shares of Preferred Stock or if, at or prior to the time when such amendment, alteration, or repeal is to take effect or when the authorization, creation or increase of any such senior stock or security is to be made, or when such consolidation or merger, liquidation, dissolution or winding up is to take effect, as the case may be, provision is made for the redemption of all shares of Mandatorily Convertible Preferred Stock at the time outstanding.

     Preemptive Rights. The holders of shares of Mandatorily Convertible Preferred Stock will have no preemptive rights, including rights with respect to any shares of capital stock or other securities of Parent convertible into or carrying rights or options to purchase any such shares.

CLASS A AND CLASS B VOTING PREFERRED STOCK AND CLASS D NON-VOTING PREFERRED
STOCK


     The Parent Board of Directors will be authorized to issue shares of Class A Voting Preferred Stock, par value $.01 per share, of Parent (the "Class A Preferred Stock"), Class B Voting Preferred Stock, par value $.01 per share, of Parent (the "Class B Preferred Stock") and Class D Non-Voting Preferred Stock, par value $.01 per share, of Parent ("Class D Preferred Stock"), in one or more series, and to fix for each such series or class the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, as permitted by the Connecticut Stock Corporation Act. The Parent Board of Directors could authorize the issuance of shares of Class A Preferred Stock, Class B Preferred Stock or Class D Preferred Stock with terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of shares of Common Stock might believe to be in their best interests or in which such holders might receive a premium for their shares of stock over the then market price of such shares. As of the date hereof, no shares of Class A Preferred Stock, Class B Preferred Stock or Class D Preferred Stock are outstanding and the Parent Board of Directors has no present intent to issue any shares of Class A Preferred Stock, Class B Preferred Stock or Class D Preferred Stock after the Merger Date other than any such issuance in connection with the Rights Agreement.


                             DESCRIPTION OF RIGHTS

     The following description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated by reference herein.

     It is intended that each share of Common Stock outstanding immediately after the Merger Date will have attached thereto a Right issued pursuant to the Rights Agreement. Each Right entitles the registered holder to purchase from Parent one-hundredth of a share of Class B Voting Preferred Stock, Series A, par value $.01 per share (the "Series A Preferred Stock"), of Parent at a price of $200.00 per one one-hundredth of a share of Series A Preferred Stock (the "Purchase Price"), subject to adjustment.

     Until the earlier to occur of the following dates (the earlier of such dates being hereinafter called the "Distribution Date"):

          (i) the close of business on the tenth calendar day (or such later date as may be specified by the Parent Board of Directors) following a public announcement that (a) a person or group of affiliated or associated persons (other than Parent or a related person) (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock or (b) a person (other than Parent or a related person) has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of Common Stock and such person has been declared by the Parent Board of Directors to be an adverse person (an "Adverse Person", and, additionally, an "Acquiring Person") (an Adverse Person declaration may be made by the Parent Board of Directors with respect to any person who acquires or proposes to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock if, in general, the Parent Board of Directors determines that such acquisition or proposed acquisition is not in the best interests of Parent, its shareholders and/or its policyholders, provided that such person shall not become an Adverse Person unless and until beneficial ownership of 10% or more of the outstanding shares of Common Stock is acquired by such person); and

          (ii) the close of business on the tenth calendar day (or such later date as may be specified by the Parent Board of Directors) following the commencement of a tender offer or exchange offer by a person (other than Parent or a related person), the consummation of which could result in beneficial ownership by such person of 15% or more of the outstanding shares of Common Stock;

the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Merger Date, by such Common Stock certificates.

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with shares of Common Stock. Until the Distribution Date (or earlier redemption or expiration of the

Rights), new Common Stock certificates issued after the Merger Date upon transfer or new issuance of shares of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock outstanding as of the Merger Date will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of shares of Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     No Right is exercisable at any time prior to the Distribution Date. The Rights will expire on November 7, 1999 (the "Final Expiration Date"), unless earlier redeemed by Parent as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Parent, including without limitation the right to vote or to receive dividends. The Purchase Price payable and the number of shares of Series A Preferred Stock or other securities or property issuable upon exercise of the Rights, and the number of Rights outstanding, are subject to customary antidilution provisions.

     Shares of Series A Preferred Stock purchased upon exercise of the Rights will not be redeemable. Each share of Series A Preferred Stock will be entitled to a quarterly dividend payment equal to the greater of (i) $0.01 and (ii) an amount equal to 100 times the dividend declared per share of Common Stock for such quarter. In the event of liquidation, the holders of shares of Series A Preferred Stock will be entitled to a preferential liquidation payment in an amount equal to 100 times the liquidation payment to be made per share of Common Stock. Each share of Series A Preferred Stock will have 100 votes, voting together with Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions. Because of the nature of the Series A Preferred Stock dividend, voting and liquidation rights, the value of the one one-hundredth interest in a share of Series A Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

     In the event that (i) any person or group of affiliated or associated persons (other than Parent or a related person) becomes the beneficial owner of 15% or more of the outstanding shares of Common Stock, (ii) any person becomes an Adverse Person, or (iii) any Acquiring Person merges into or combines with Parent and Parent is the surviving corporation or any Acquiring Person effects certain other transactions with Parent or causes Parent to effect certain transactions, as described in the Rights Agreement, proper provision shall be made so that each holder of a Right, other than Rights that are or were owned beneficially by an Acquiring Person (which, from and after the later of the Distribution Date and the date of the earliest of any such events, will be void), will thereafter have the right to receive, upon exercise thereof at the then-current Purchase Price of the Rights, that number of shares of Parent Common Stock (or, under certain circumstances, an economically equivalent security or securities of Parent) having a market value of two times the Purchase Price of the Right. To illustrate the operation of such an adjustment, at a Purchase Price of $200.00, assuming the current market price (as determined pursuant to the provisions of the Rights Agreement) per share of Common Stock were $100.00, each Right not owned beneficially by an Acquiring Person at or after the time of such an occurrence would entitle its holder to purchase (after the Distribution Date) from Parent four shares of Common Stock (having a market value of $400.00) for $200.00. Under certain circumstances in which there were not sufficient shares of Parent Common Stock (or economically equivalent securities of Parent) available for issuance upon the exercise of a Right as described above, such Right would entitle its holder to receive from Parent upon the surrender of such Right and without payment of the Purchase Price, securities and/or cash having an aggregate value equal to the net value that such holder otherwise would have received upon the exercise of such Right as described above.

     In the event that, following the first date of public announcement that a person has become an Acquiring Person, (i) Parent merges with or into any person and Parent is not the surviving corporation, (ii) any person merges with or into Parent and Parent is the surviving corporation, but its shares of Common Stock are changed or exchanged, or (iii) 50% or more of Parent assets or earning power, including without limitation securities creating obligations of Parent, are sold, proper provision shall be made so that each holder of a Right

(other than Rights which have become void) will thereafter have the right to receive, upon the exercise thereof at the then-current Purchase Price, that number of shares of common stock (or, under certain circumstances, an economically equivalent security or securities) of the other party to such transaction which at the time of such transaction would have a market value of two times the Purchase Price of the Right. To illustrate the operation of such an adjustment, at a Purchase Price of $200.00, assuming the current market price (as determined pursuant to the provisions of the Rights Agreement) per share of common stock of such other person were $25.00, each Right would entitle its holder to purchase (after the Distribution Date) sixteen shares of such other person's common stock (having a market value of $400.00) for $200.00.

     Following the occurrence of any event described in either of the two immediately preceding paragraphs, Rights may be exercised, at the option of the holder thereof, without the payment of the Purchase Price that would otherwise be payable. In any such case, the number of securities which such person would otherwise be entitled to receive upon the exercise of such Rights will be reduced as provided in the Rights Agreement. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment in the Purchase Price of at least 1%. No fractional shares of Series A Preferred Stock will be issued. Fractions which are integral multiples of one one-hundredth of a share of Series A Preferred Stock, may, at the option of Parent, be evidenced by depositary receipts. In lieu of issuing fractional shares of Series A Preferred Stock, Parent may make a payment in cash or take such other action permissible under applicable law as the Parent Board of Directors deems appropriate.

     Parent may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"), at any time prior to the close of business on the later of (i) the Distribution Date and (ii) the first date of public announcement that a person has become an Acquiring Person. At any time following the first date of public announcement that a person has become an Acquiring Person, the Parent Board of Directors may relinquish the right to redeem the Rights by adopting a resolution to that effect.

     Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. Parent will give notice of such redemption to the holders of the then-outstanding Rights by mailing such notice to all such holders at their last addresses as they appear on the registry books of the rights agent under the Rights Agreement or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Stock.

     The Rights Agreement may be amended without the approval of any holders of Right Certificates prior to the Distribution Date in any manner which the Parent Board of Directors may deem desirable. From and after the Distribution Date, the Rights Agreement may be amended without the approval of any holders of Right Certificates in any manner which the Parent Board of Directors may deem desirable and which will not, as determined by the Parent Board of Directors, adversely affect the interests of the holders of the Right Certificates (other than an Acquiring Person). Notwithstanding the foregoing, no amendment to the Rights Agreement may be made which will decrease the stated Redemption Price.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Parent on terms not approved by the Parent Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Parent Board of Directors since (subject to the limitations described above) the Rights may be redeemed by Parent at the Redemption Price prior to the time that the Rights would otherwise become exercisable or, if later, the time that a person or group becomes an Acquiring Person.

     The Rights are substantially similar to Aetna's existing rights issued pursuant to Aetna's amended Share Purchase Rights Plan.

                            THE SELLING SHAREHOLDER

     The Selling Shareholder has been the principal executive officer and a director of U.S. Healthcare and its predecessor entity since 1982. The Selling Shareholder is expected to be appointed to the Board of Directors of Parent within sixty days after the Mergers are consummated. If either of the two persons initially designated by U.S. Healthcare to serve on the Board of Directors of Parent prior to the Merger Date is unable or unwilling to serve on the Board of Directors of Parent during the two year period after the Merger Date, the successor or successors will be selected by the Selling Shareholder.



     Upon consummation of the Mergers, the Selling Shareholder will own 3,239,609 shares of Common Stock or approximately 2.1% of the Common Stock and 1,080,350 shares of Mandatorily Convertible Preferred Stock or approximately 9.1% of the Mandatorily Convertible Preferred Stock. In addition, the Selling Shareholder will receive approximately 35,946 shares of Common Stock on the Merger Date pursuant to an Amended and Restated Agreement (the "Agreement with Principal Shareholder"), dated as of May 30, 1996, between the Selling Shareholder and Parent equal to $2,500,000 divided by the average of the last reported sale prices per share of the common stock of Aetna during the 15 trading days immediately preceding the Merger Date on the New York Stock Exchange. All of the shares of Common Stock and Mandatorily Convertible Preferred Stock owned by the Selling Shareholder comprise Offered Securities.



     Upon consummation of the Mergers, trusts for the benefit of members of Mr. Abramson's family are expected to own up to 198,052 shares of Common Stock and up to 66,047 shares of Mandatorily Convertible Preferred Stock, as to which shares Mr. Abramson disclaims beneficial ownership. Such shares may also be offered and sold pursuant to this Prospectus.


                              PLAN OF DISTRIBUTION


     Offered Securities may be sold from time to time to purchasers directly by the Selling Shareholder or by a direct or indirect counterparty with whom the Selling Shareholder or a direct counterparty enters into derivatives transactions relating to the Offered Securities. Alternatively, from time to time, the Selling Shareholder or, in the case of sales by a counterparty to a derivatives transaction with the Selling Shareholder or another counterparty, such counterparty may offer Offered Securities through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the seller and/or the purchasers for whom they may act as agents or to whom they may sell as principals. Sales by any such counterparty may include short sales. A Prospectus Supplement, if required, will describe the method of sale in greater detail. In addition, any of the Offered Securities which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.



     The Selling Shareholder or, in the case of sales by a counterparty to a derivatives transaction, such counterparty and any such underwriters, brokers, dealers or agents that participate in the distribution of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profits on the sale of Offered Securities by them and any associated discounts, commissions or concessions that are received may be deemed to be underwriting compensation under the Securities Act.



     Offered Securities may be sold from time to time on or through one or more exchanges or in the over-the-counter market or otherwise in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale, or at prices related to the then current market price or at negotiated prices. If applicable, such prices will be determined by agreement between the Selling Shareholder and any such underwriters or dealers. The Selling Shareholder or such counterparty may, from time to time, authorize dealers, acting as the Selling Shareholder's or such counterparty's agents, to solicit offers to purchase Offered Securities upon the terms and conditions set forth in any Prospectus Supplement.


     Under the securities laws of certain states, the Offered Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Offered Securities may not be sold unless the Offered Securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     Parent will pay all of the expenses incident to the registration, offering and sale of the Offered Securities to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. Parent has agreed to indemnify the Selling Shareholder and certain agents, dealers and underwriters against certain liabilities, including liabilities under the Securities Act.

                                    EXPERTS


     The consolidated financial statements and schedules of Aetna Life and Casualty Company and Subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 which are incorporated by reference in Aetna's Annual Report on Form 10-K for the year ended December 31, 1995, have been incorporated by reference in this Prospectus in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP covering the December 31, 1995 consolidated financial statements and schedules of Aetna Life and Casualty Company and Subsidiaries refers to Aetna's changes in 1993 in its method of accounting for certain investments in debt and equity securities, post employment benefits, workers' compensation life table indemnity reserves and retrospectively rated reinsurance contracts.



     The consolidated balance sheet of Aetna Inc. as of April 22, 1996 which is included in Aetna's Current Report on Form 8-K, dated June 28, 1996 has been incorporated by reference in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


     With respect to the unaudited interim financial information of Aetna Life and Casualty Company incorporated by reference in this Prospectus and to be incorporated by reference in this Prospectus, the independent certified public accountants have reported and may report that they applied limited procedures in accordance with professional standards for a review of such information. However, any separate report included in Parent's or Aetna's Quarterly Reports on Form 10-Q and incorporated by reference herein states and will state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on any report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for any report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     The consolidated financial statements of U.S. Healthcare, Inc. incorporated by reference in U.S. Healthcare, Inc.'s Annual Report on Form 10-K, as amended, for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Common Stock (including related Preferred Stock Purchase Rights) and Mandatorily Convertible Preferred Stock offered hereby will be passed upon by Day, Berry & Howard.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered. Except for the SEC Registration Fee, all amounts shown are estimates.


        SEC Registration Fee..............................................   $118,347
        Accounting Fees and Expenses......................................    110,000
        Legal Fees and Expenses...........................................    350,000
        Blue Sky Fees and Expenses........................................     15,000
        Printing and Engraving Expenses...................................     65,000
        Miscellaneous.....................................................     21,653
                                                                            ---------
                  Total...................................................   $680,000
                                                                             ========



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Registrant is a Connecticut corporation. Section 33-320a of the Connecticut General Statutes ("C.G.S.") provides that a Connecticut corporation shall, under certain circumstances indemnify its shareholders, directors, officers, employees, agents and certain other persons.

     Subsection (b) of C.G.S. Section 33-320a provides that a corporation shall indemnify any director or officer of the corporation or an eligible outside party, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against judgments, fines, penalties, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually incurred by such person in connection with such action, suit or proceeding, provided (1) that such person was successful on the merits in the defense of such action, suit or proceeding, or (2) that it shall be concluded that such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, provided that such person had no reason to believe his or her conduct was unlawful, or (3) a court shall have determined that in view of all the circumstances such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine; except that, in connection with an alleged claim based upon the purchase or sale of securities, the corporation shall only indemnify such person after a court shall have determined that in view of all the circumstances, he or she is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine.

     Subsection (c) of C.G.S. Section 33-320a provides that, where a director or officer was or is a party or was threatened to be made a party to a proceeding by or in the right of the corporation, the corporation shall indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the proceeding or any appeal therein, in relation to matters as to which he or she is finally adjudged not to have breached his or her duty to the corporation. The corporation shall also indemnify a director or officer if a court determines that in view of all the circumstances such person is fairly and reasonably entitled to be indemnified; however, in such a situation, the individual shall only be indemnified for such amount as the court determines to be appropriate. Furthermore, the statute provides that the corporation shall not indemnify a director or officer for amounts paid to the corporation, to a plaintiff or to counsel for a plaintiff in settling or otherwise disposing of a threatened or pending action, with or without court approval, or for expenses incurred in defending a threatened action or a pending action which is settled or otherwise disposed of without court approval.

     C.G.S. Section 33-320a is an exclusive statute. A corporation cannot indemnify a director or officer to an extent either greater or less than that authorized by the statute; provided, however, that the statute specifically authorizes a corporation to procure insurance providing greater indemnification rights than those set out in C.G.S. Section 33-320a.

     Consistent with the statute, the Registrant has procured insurance from several carriers for its directors and officers which supplements the indemnification rights provided to those individuals by C.G.S. Section 33-320s. Unlike the statute, these policies do not require and after-the-fact determination of good faith in order for the insured director or officer to receive the benefits provided under the policies nor do they require affirmative judicial or corporate action as a prerequisite to the insurance company's duty to defend (and pay for the defense of) the insured director or officer under the policies. Furthermore, the insurance policies cover directors and officers for any acts not specifically excluded for which the director or officer is not eligible for indemnification under C.G.S. Section 33.320a to the extent such coverage does not violate public policy.

     As permitted under Connecticut law, the Registrant's Certificate of Incorporation limits the personal liability of directors for monetary damages to the Registrant and its shareholders for a breach of their fiduciary duty as directors to the amount of their compensation for serving the Registrant as directors during the year of the violation. These provisions do not eliminate the liability of a director if such breach (i) involved a knowing and culpable violation of law by the director, (ii) enabled the director or an associate (as defined) to receive an improper personal gain, (iii) showed a lack of good faith and a conscious disregard for the duty of the director to the Registrant under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Registrant, (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Registrant or (v) created liability under C.G.S. Section 33-321 (relating to the distribution of assets of the Registrant, whether by dividend, purchase or redemption of shares or otherwise, in violation of the Connecticut corporation law).

ITEM 16. EXHIBITS.

     The following is a list of exhibits to the Registration Statement:


         4.1  Form of Designations, Rights and Preferences of 6.5% Class C Voting Preferred
                Stock (Aetna Inc. Form S-4 filed June 12, 1995, 1996, Exhibit 4.1)*
         4.2  Aetna Inc. Amended and Restated Certificate of Incorporation (Aetna Inc. Form
                S-4 filed June 12, 1995, 1996 Exhibit 3.1)*
         4.3  Aetna Inc. Bylaws (Aetna Inc. Form S-4 filed June 12, 1995, 1996 Exhibit 3.2)*
         4.4  Aetna Inc. Rights Plan (Aetna Inc. Form S-4 filed June 12, 1995, 1996 Exhibit
                4.2)*
         5.1  Opinion of Day, Berry & Howard as to legality of Common Shares and Preferred
                Shares
        15.1  Letter of KPMG Peat Marwick LLP re: Unaudited Interim Financial Information
        23.1  Consent of KPMG Peat Marwick LLP re: Aetna Life and Casualty Company
        23.2  Consent of KPMG Peat Marwick LLP re: Aetna Inc.
        23.3  Consent of Ernst & Young LLP
        23.3  Consent of Day, Berry & Howard (included in Item 5.1)
        25.1  Powers of Attorney**
        28.1  Information from reports furnished to state insurance regulatory authorities
                (Aetna Life and Casualty Company 1995 Form 10-K, filed February 26, 1996
                Exhibit 28)*


- ---------------
        * Exhibit is being incorporated by reference as indicated.

        ** Previously filed.


ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that subparagraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from Registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being Registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS PRE-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED PERSONS, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HARTFORD, STATE OF CONNECTICUT, ON JULY 16, 1996.


                                          AETNA INC.


                                          By /s/  LUCILLE M. NICKERSON


                                            ------------------------------------


                                            Name: Lucille M. Nickerson


                                            Title: Vice President and Corporate
                                             Secretary



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS PRE-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING OFFICERS AND DIRECTORS OF AETNA INC. IN THE CAPACITIES INDICATED ON JULY 16, 1996.



                 SIGNATURE                                   TITLE
- --------------------------------------------     ------------------------------
                     *                           Chairman, President and
- --------------------------------------------     Director (Principal Executive
             RONALD E. COMPTON                   Officer)
                     *                           Vice Chairman for Strategy and
- --------------------------------------------     Finance and Director
              RICHARD L. HUBER                   (Principal Financial and
                                                 Accounting Officer)
                     *                           Director
- --------------------------------------------
          JAMES H. DICKERSON, JR.
                     *                           Director
- --------------------------------------------
               DAVID F. SIMON
      *By      /s/  WILLIAM J. CASAZZA
- --------------------------------------------
             (ATTORNEY-IN-FACT)

                               INDEX TO EXHIBITS


                                                                                    SEQUENTIALLY
      EXHIBIT                                                                         NUMBERED
      NUMBER                               DESCRIPTION                                  PAGE
      -------  -------------------------------------------------------------------  ------------
         4.1   Form of Designations, Rights and Preferences of 6.5% Class C Voting
               Preferred Stock (Aetna Inc. Form S-4 filed June 12, 1995, 1996,
               Exhibit 4.1)*......................................................
         4.2   Aetna Inc. Amended and Restated Certificate of Incorporation (Aetna
               Inc. Form S-4 filed June 12, 1995, 1996 Exhibit 3.1)*..............
         4.3   Aetna Inc. Bylaws (Aetna Inc. Form S-4 filed June 12, 1995, 1996
               Exhibit 3.2)*......................................................
         4.4   Aetna Inc. Rights Plan (Aetna Inc. Form S-4 filed June 12, 1995,
               1996 Exhibit 4.2)*.................................................
         5.1   Opinion of Day, Berry & Howard as to legality of Common Shares and
               Preferred Shares...................................................
        15.1   Letter of KPMG Peat Marwick LLP re: Unaudited Interim Financial
               Information........................................................
        23.1   Consent of KPMG Peat Marwick LLP re: Aetna Life and Casualty
               Company............................................................
        23.2   Consent of KPMG Peat Marwick LLP re: Aetna Inc.....................
        23.3   Consent of Ernst & Young LLP.......................................
        23.3   Consent of Day, Berry & Howard (included in Item 5.1)..............
        25.1   Powers of Attorney**...............................................
        28.1   Information from reports furnished to state insurance regulatory authorities (Aetna Life and Casualty Company 1995 Form 10-K, filed
               February 26, 1996 Exhibit 28)*.....................................


- ---------------
        * Exhibit is being incorporated by reference as indicated.


        ** Previously filed.